April 11, 2005

Dear NBO Shareholder,

Announcing

NBO System Inc.'s Annual Shareholder Meeting

at the

Hilton - Salt Lake City Airport

Salt Lake International Center

5151 Wiley Post Way

Salt Lake City, UT

Tuesday - June 14, 2005

1:00 PM

This meeting is not open to the general public. We are permitting only shareholders of record on the record date and their spouses to attend. We will require identification at the door.

You are responsible for your own travel arrangements and accommodations. However, we have reserved a limited number of rooms at the Hilton Hotel for Monday, June 13th and Tuesday, June 14th for our shareholders and their families. We have arranged for a discount on the cost of the rooms to you based on a block booking. Single/Double occupancy rate is $79.00 plus taxes per night. Reserved rooms at the Hilton are on a first-come, first served basis.

We respectfully request that you RSVP to Ms. Diane Powers, Director of Shareholder Relations at 801-746-8122 or dpowers@nbo.com no later than May 13, 2005.

We are very excited to provide a forum for our valued shareholders to meet, mingle and hear about our developments and the business plan going forward.

We will present an update of our operations; financial condition and business plan at the shareholder meeting. A question and answer session will follow the presentation.

We will discuss and vote on a number of business matters. We are sending to shareholders of record on the record date proxy materials via the U.S. mail. We will include with the proxy the exact time, date and location of the shareholder meeting. We encourage you to review the proxy materials and the voting matters carefully.

You may vote on the items set forth in the proxy materials in person, or by proxy if you are unable to attend in person. We are providing instructions in the proxy mailing you will receive.

We look forward to seeing you there!!

Very truly yours,

/s/ Keith A. Guevara

President, CEO and Chairman

Important Information: We encourage you to read the definitive proxy statement when it becomes available, as it will contain important information about NBO. You may access for free our proxy statement when it becomes available and other relevant documents that we file with the SEC at the SEC's web site (www.sec.gov). The proxy statement will also be available on our web site (www.nbo.com). NBO and its executive officers and directors may be deemed under the SEC rules to be participants in the solicitation of proxies from NBO's shareholders in connection with this letter. Information regarding the security ownership and other interests of NBO's executive officers and directors will be included in the definitive proxy statement when it is filed with the SEC.